                                  VUL  PruLife Custom Premier II
                                    Prospectus Filing May 2004

                 Demonstration of how the annual investment returns of the sub-accounts were derived from the hypothetical gross rates of return, how charges against sub-account assets were deducted the from annual investment returns of the sub-accounts

                 Hypothetical Gross Annual Investment Return                         6.00%
                 less       Arithmetic Average of
                            Total Contractual Porfolio Expenses            -         1.10%
                 less       Guaranteed
                            Mortality and Expense Fee                      -         0.45%
                                                                                  ---------
                 Fund Crediting Rate (Net Annual Investment Rate)          =         4.45%

                                  VUL  PruLife Custom Premier II
                                     Prospectus Filing May 2004

 Male    Preferred        NonSmoker                  Level Death Benefit  (Type A)
Age:                  32                             CVAT
Face:            100,000                             Maximum Charges
TTR:                   0                             Assume Annual Payment of 1200 in all years
                                                     Hypothetical Annual Return of 6% Gross, 4.45% Net
Policy --- Year 5
                             (0a)          (0b)          (1)          (2)         (3)        (4)        (5)          (6)           (7)          (8)           (9)              (10)          (11)          (12)             (13)               (14)
                              BOP           BOP                                   Per        Per       Montly                     Total                      Total             EOP                          EOP              EOP               EOP
                           Contract        Accum       Premium    Per Policy    Premium     $1,000      Cost       Monthly      Contract     Surrender        Cash            Basic        Corridor      Corridor           Death             Accum
  Month        YEAR          Fund          Prems         Paid        Loads       Loads       Load      Of Ins     Interest        Fund        Charges      Surr Value           DB          Factor          DB            Benefits          Prems Paid
                                                                                                                                                                                                                                                                              check
    1            5               2,544         5,300        1,200             9       162         12         15             13        3,559          457            3,102        100,000         4.08          14,521          100,000             6,521                             0.00
    2            5               3,559         6,521             -            9         -         12         15             13        3,536          457            3,079        100,000         4.08          14,428          100,000             6,542                             0.00
    3            5               3,536         6,542             -            9         -         12         15             13        3,513          457            3,056        100,000         4.08          14,335          100,000             6,564                             0.00
    4            5               3,513         6,564             -            9         -         12         15             13        3,490          457            3,033        100,000         4.08          14,241          100,000             6,585                             0.00
    5            5               3,490         6,585             -            9         -         12         15             13        3,467          457            3,010        100,000         4.08          14,147          100,000             6,607                             0.00
    6            5               3,467         6,607             -            9         -         12         15             12        3,444          457            2,987        100,000         4.08          14,052          100,000             6,628                             0.00
    7            5               3,444         6,628             -            9         -         12         15             12        3,421          457            2,964        100,000         4.08          13,958          100,000             6,650                             0.00
    8            5               3,421         6,650             -            9         -         12         15             12        3,398          457            2,940        100,000         4.08          13,863          100,000             6,672                             0.00
    9            5               3,398         6,672             -            9         -         12         15             12        3,374          457            2,917        100,000         4.08          13,767          100,000             6,694                             0.00
    10           5               3,374         6,694             -            9         -         12         15             12        3,351          457            2,893        100,000         4.08          13,671          100,000             6,716                             0.00
    11           5               3,351         6,716             -            9         -         12         15             12        3,327          457            2,870        100,000         4.08          13,575          100,000             6,738                             0.00
    12           5               3,327         6,738             -            9         -         12         15             12        3,304          457            2,846        100,000         4.08          13,479          100,000             6,760                             0.00

( 0a)      BOP Contract Fund - Beginning of Period Contract Fund = Ending Contract Fund from the previous month

( 0b)      BOP Accum Prem - accumulated at 4% effective annual interest rate, with annual premiums paid at the beginning of the contract year

(1)       Premium paid  = 1200

(2)       Per Policy load = $9 per month in year 5.

(3)       Sales and Admin Load = 13.5% of premium paid

(4)       Per $1,000 load  -   $0.12 per month per 1,000 of insurance amount

(5)       Monthly Cost of Insurance - based on 1980 CSO Age Last Birthday Male NonSmoker

(6)       Monthly Interest -   interest earned on the account value = (12) * [(1+i) ^ (1/12) -1 ] where i=4.45% is the crediting interest rate.

(7)       Total Contract Fund   -  End of Period contract fund =  (0) + (1) - (2) - (3) - (4) - (5) +(6)

(8)       Surrender Charges =  Surrender Charge premium * Surrender Charge percentage where surrender charge premium = $847 and surrender charge percentage = 54% for the 5th policy year.

(9)       Total Cash Surr Value  = Cash Surrender Value corresponding to illustration year 5 = (7) - (8)

(10)       EOP Basic DB - End Of Period Death Benefit = face amount plus the contract fund or Accumulated Premiums , if applicable

(11)       Corridor factor  - cash value accumulation corridor factor for Male age 32 NonSmoker CVAT

(12)       EOP Corridor DB - End of Period Corridor Death Benefit = (11) * (7)

(13)       EOP Death Benefit - End of Period Death Benefit corresponding to illustration year 5 = max [ (10) , (12) ]

(14)       EOP Accum Prems Paid  - Premiums Paid accumulated at 4% interest, corresponding to illustration year 5